UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2012

TRIDENT MICROSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

0-20784

(Commission File Number)

Delaware	77-0156584
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1170 Kifer Road

Sunnyvale, California 94086

(Address of principal executive offices, with zip code)

(408) 962-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 4, 2012, Trident Microsystems, Inc., a Delaware corporation (“Trident”), closed on the sale of certain of its assets pursuant to the previously disclosed Asset Purchase Agreement dated as of March 23, 2012, as amended, by and among Trident, certain of Trident’s wholly-owned subsidiaries and Sigma Designs, Inc., a California corporation (“Sigma”). The sale was conducted pursuant to the provisions of Sections 105, 363 and 365 of Chapter 11, Title 11 of the United States Bankruptcy Code.

The aggregate consideration received by Trident for the purchase of Trident’s Digital Television (DTV) Business assets consisted of $21.0 million plus additional cash consideration as a result of the closing current asset balance of the DTV business, which exceeded a target current asset amount. The current asset adjustment resulted in an additional cash payment of $21.2 million by Sigma, and the receipt by Sigma of $19.5 million of inventory at various stages of completion, $13.4 million of accounts receivable, $5.5 million of equipment and various assets, $2.1 million of prepaid expenses and $1.7 million of development projects in process.

On May 7, 2012, Sigma issued a press release relating to the foregoing matters, the text of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Further information about the bankruptcy process is available at the Claims Agent’s website at www.kccllc.net/trident.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit

99.1	Press Release issued by Sigma dated May 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2012

TRIDENT MICROSYSTEMS, INC.

/s/ DAVID L. TEICHMANN
David L. Teichmann
Executive Vice President, General Counsel & Corporate Secretary